Phillips 66 Reports First-Quarter Earnings of $524 Million (Adjusted Earnings of $512 Million)

Exhibit 99.1

Phillips 66 Reports First-Quarter Earnings of $524 Million
or $1.07 Per Share
Adjusted earnings of $512 million or $1.04 per share

Highlights

•	Returned $3.8 billion to shareholders through dividends and share repurchases

•	Delivered strong results in Midstream and Chemicals

•	Generated $488 million in operating cash flow; $1.3 billion excluding working capital

•	CPChem returned to full operations and started up new world-scale ethane cracker

•	Refining successfully executed several large turnarounds

•	Phillips 66 Partners announced Gray Oak Pipeline project

•	Four refineries received industry recognition for exemplary 2017 safety performance

HOUSTON, April 27, 2018 – Phillips 66 (NYSE: PSX), an energy manufacturing and logistics company, announces first-quarter 2018 earnings of $524 million and adjusted earnings of $512 million. This compares with fourth-quarter 2017 earnings of $3.2 billion and adjusted earnings of $548 million. Fourth-quarter 2017 earnings included a $2.7 billion benefit from U.S. tax reform.

“We had a strong start to the year," said Greg Garland, chairman and CEO of Phillips 66. "We delivered solid earnings, operated well, advanced strategic initiatives, and continued rewarding our shareholders with significant distributions. Our earnings reflect the benefit of our diversified portfolio, and we are also seeing positive, ongoing impacts from U.S. tax reform. CPChem has fully recovered from Hurricane Harvey and contributed strong results in the quarter, while successfully starting up its new world-scale ethane cracker. We recently completed yield-enhancing projects at the Bayway and Wood River refineries, and successfully executed major turnarounds at multiple refineries.”

“Building on our strong record of rewarding our shareholders, we distributed $3.8 billion through share repurchases and dividends during the quarter," Garland continued. "We repurchased over 37 million of our shares, representing a 7 percent reduction in shares outstanding during the quarter. Since our company’s formation in 2012, we have returned over $20 billion to shareholders through dividends, share repurchases and share exchanges.”

Phillips 66 Reports First-Quarter Earnings of $524 Million (Adjusted Earnings of $512 Million)

Midstream

	Millions of Dollars
	Net Income		Adjusted Net Income
	Q1 2018	Q4 2017	Q1 2018	Q4 2017
Transportation	$136	105	136	108
NGL and Other	73	20	73	20
DCP Midstream	24	14	24	14
Midstream	$233	139	233	142

Midstream first-quarter net income was $233 million, compared with $139 million in the fourth quarter of 2017. Midstream net income in the fourth quarter of 2017 included hurricane-related costs of $3 million.

Transportation adjusted net income for the first quarter of 2018 was $136 million, an increase of $28 million from the prior quarter. The increase reflects lower taxes and operating costs, partially offset by lower volumes, primarily from the impact of refinery turnarounds.

NGL and Other first-quarter adjusted net income was $73 million, compared with $20 million in the fourth quarter of 2017. First-quarter adjusted net income reflects improved realized margins and positive inventory impacts.

The company’s equity investment in DCP Midstream generated adjusted net income of $24 million in the first quarter, compared with $14 million in the prior quarter. First-quarter adjusted net income reflected hedging gains, lower taxes and the timing of incentive distributions. These items were partially offset by lower volumes in the quarter.

Chemicals

	Millions of Dollars
	Net Income		Adjusted Net Income
	Q1 2018	Q4 2017	Q1 2018	Q4 2017
Olefins and Polyolefins (O&P)	$224	20	224	95
Specialties, Aromatics and Styrenics (SA&S)	18	15	18	34
Other	(10)	(8)	(10)	(8)
Chemicals	$232	27	232	121

The Chemicals segment reflects Phillips 66's equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals' first-quarter net income was $232 million, compared with $27 million in the fourth quarter of 2017. Chemicals net income in the fourth quarter of 2017 included hurricane-related costs of $75 million and an asset impairment of $19 million.

CPChem's O&P business contributed $224 million of adjusted net income to the Chemicals segment in the first quarter of 2018. The $129 million increase from the prior quarter was primarily due to improved volumes and margins, reflecting the return to full operations at the Cedar Bayou facility, as well as lower taxes. Global O&P utilization was 96 percent for the quarter, up from 79 percent in the fourth quarter of 2017.

CPChem's SA&S business contributed $18 million of adjusted net income in the first quarter of 2018, a decrease of $16 million from the prior quarter. The decrease was due to turnaround activity.

Phillips 66 Reports First-Quarter Earnings of $524 Million (Adjusted Earnings of $512 Million)

Refining

	Millions of Dollars
	Net Income		Adjusted Net Income
	Q1 2018	Q4 2017	Q1 2018	Q4 2017
Refining	$91	371	89	358

Refining first-quarter net income was $91 million, compared with $371 million in the fourth quarter of 2017. Refining results in the first quarter included biodiesel tax credits of $2 million. Prior-quarter net income included favorable U.K. tax credits of $23 million, partially offset by hurricane-related costs of $7 million and pension settlement expense of $3 million.

Refining adjusted net income was $89 million in the first quarter of 2018, compared with $358 million in the fourth quarter of 2017. The decrease reflects lower volumes and higher costs due to heavy turnaround activity, partially offset by higher realized margins. Phillips 66’s worldwide crude utilization rate was 89 percent, compared with 100 percent in the fourth quarter. Pre-tax turnaround costs for the first quarter were $245 million, while clean product yield was 83 percent.

Marketing and Specialties

	Millions of Dollars
	Net Income		Adjusted Net Income
	Q1 2018	Q4 2017	Q1 2018	Q4 2017
Marketing and Other	$139	86	129	87
Specialties	45	37	45	37
Marketing and Specialties	$184	123	174	124

Marketing and Specialties (M&S) first-quarter net income was $184 million, compared with $123 million in the fourth quarter of 2017. M&S first-quarter net income included biodiesel tax credits of $10 million. Fourth-quarter 2017 results included pension settlement expense of $1 million.

Adjusted net income for Marketing and Other was $129 million in the first quarter of 2018, an increase of $42 million from the prior quarter. The increase was largely due to improved realized margins and lower operating costs and taxes, partially offset by decreased volumes. Refined product exports in the first quarter were 190,000 barrels per day (BPD).

Specialties generated adjusted net income of $45 million during the first quarter. The $8 million increase from the prior quarter was mainly due to lower taxes.

Corporate and Other

	Millions of Dollars
	Net Income		Adjusted Net Income
	Q1 2018	Q4 2017	Q1 2018	Q4 2017
Corporate and Other	$(155)	2,595	(162)	(140)

Corporate and Other first-quarter net costs were $155 million, compared with net income of $2.6 billion in the fourth quarter of 2017. The results in both periods included benefits from U.S. tax reform, primarily associated with the revaluation of net deferred tax liabilities.

Phillips 66 Reports First-Quarter Earnings of $524 Million (Adjusted Earnings of $512 Million)

The $22 million increase in adjusted net costs in the first quarter reflects the ongoing impact of lower U.S. tax rates on the net costs included in Corporate and Other.

Financial Position, Liquidity and Return of Capital

During the first quarter, Phillips 66 generated $488 million in cash from operations. Excluding working capital impacts, operating cash flow was $1.3 billion. Additionally, the company issued $1.5 billion of senior notes.

Phillips 66 funded $3.5 billion in share repurchases, $327 million in dividends and $328 million of capital expenditures and investments during the quarter. First-quarter share repurchases included the repurchase of 35 million shares in a single transaction for $3.3 billion. The company ended the quarter with 466 million shares outstanding.

As of March 31, 2018, cash and cash equivalents were $842 million, and consolidated debt was $11.6 billion, including $2.9 billion at PSXP. The company's consolidated debt-to-capital ratio and net-debt-to-capital ratio were 32 percent and 31 percent, respectively. Excluding PSXP, the debt-to-capital ratio was 28 percent and net-debt-to-capital ratio was 27 percent.

Strategic Update

In Midstream, Phillips 66 Partners recently announced it has received sufficient binding commitments to proceed with construction of the Gray Oak Pipeline system. The Gray Oak Pipeline will provide crude oil transportation from West Texas to destinations in the Corpus Christi and Sweeny/Freeport markets, including the Phillips 66 Sweeny Refinery. A second binding open season is underway to determine the final scope and capacity of the pipeline system, which could be up to 700,000 BPD. Assuming the pipeline is fully subscribed, its capacity could ultimately be expanded to approximately 1 million BPD of long-haul takeaway. Phillips 66 Partners will initially own a 75 percent interest in the pipeline system. Other third parties have an option to acquire up to 32.75 percent interest in the joint venture. If all options are exercised, Phillips 66 Partners would own 42.25 percent. The pipeline is expected to be placed in service by the end of 2019.

The Bayou Bridge Pipeline, in which Phillips 66 Partners holds a 40 percent interest, currently operates from the Phillips 66 Beaumont Terminal to Lake Charles, Louisiana. Construction continues on the segment from Lake Charles to St. James, Louisiana, and commercial operations are expected to begin in the fourth quarter of 2018.

Phillips 66 Partners began construction of a new 25,000 BPD isomerization unit at the Lake Charles Refinery. The unit will increase production of higher octane gasoline blend components, with completion anticipated by the end of 2019.

Phillips 66 is constructing 3.5 million barrels of additional crude oil storage at the Beaumont Terminal that will bring the terminal's total crude and products storage capacity to 14.6 million barrels. The new capacity is anticipated to be online by the end of 2018.

DCP Midstream’s Sand Hills NGL Pipeline capacity was close to 400,000 BPD at the end of the first quarter. Further expansion of the line to above 450,000 BPD is expected in the second half of 2018. Sand Hills is owned two-thirds by DCP and one-third by Phillips 66 Partners.

Phillips 66 Reports First-Quarter Earnings of $524 Million (Adjusted Earnings of $512 Million)

DCP continues construction of two additional gas processing plants in the high-growth DJ basin, each with a design capacity of 200 million cubic feet per day. The Mewbourn 3 plant is anticipated to be completed in the third quarter of 2018, and the O’Connor 2 plant is scheduled for completion in mid-2019.

DCP is participating in the Gulf Coast Express Pipeline project, which will provide an outlet for natural gas production in the Permian Basin to markets along the Texas Gulf Coast and has a total design capacity of approximately 2 billion cubic feet per day. DCP holds a 25 percent equity interest in the project, which is expected to be completed in the fourth quarter of 2019.

In Chemicals, CPChem has completed its world-scale U.S. Gulf Coast (USGC) Petrochemicals Project. The new ethane cracker at Cedar Bayou commenced operations in the first quarter, and reached full design rates in April. Along with the two polyethylene units that started up in the third quarter of 2017, the USGC project increased CPChem’s global ethylene and polyethylene capacity by approximately one-third.

In Refining, the company is progressing yield-enhancing projects that are expected to deliver a combined 25,000 BPD of additional clean products by the end of this year. This includes the modernization of fluid catalytic cracking (FCC) units at both the Bayway and Wood River refineries that were recently completed. At the Lake Charles Refinery, crude unit modifications to run more domestic crudes and reduce feedstock costs were completed, with additional improvements anticipated in the fourth quarter.

Four Phillips 66 refineries were recognized by the American Fuel and Petrochemical Manufacturers (AFPM) for exemplary safety performance in 2017. The Bayway Refinery received the Distinguished Safety Award, which is the highest annual safety award the industry recognizes, and the Sweeny Refinery received the second-highest recognition, the Elite Gold Award. The Alliance and Wood River refineries were both selected as recipients of the Elite Silver Award, which recognizes the top five percent of all sites for safety performance.

Phillips 66 Reports First-Quarter Earnings of $524 Million (Adjusted Earnings of $512 Million)

Investor Webcast

Later today, members of Phillips 66 executive management will host a webcast at noon EDT to discuss the company’s first-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to www.phillips66.com/investors and click on "Events & Presentations." For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2018	2017
	Q1	Q4	Q1
Midstream	$233	139	112
Chemicals	232	27	181
Refining	91	371	259
Marketing and Specialties	184	123	141
Corporate and Other	(155)	2,595	(130)
Net Income	585	3,255	563
Less: Noncontrolling interests	61	57	28
Phillips 66	$524	3,198	535

Adjusted Earnings
	Millions of Dollars
	2018	2017
	Q1	Q4	Q1
Midstream	$233	142	112
Chemicals	232	121	201
Refining	89	358	(2)
Marketing and Specialties	174	124	141
Corporate and Other	(162)	(140)	(130)
Net Income	566	605	322
Less: Noncontrolling interests	54	57	28
Phillips 66	$512	548	294

Phillips 66 Reports First-Quarter Earnings of $524 Million (Adjusted Earnings of $512 Million)

About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company's master limited partnership, is integral to the portfolio. Headquartered in Houston, the company has 14,500 employees committed to safety and operating excellence. Phillips 66 had $52 billion of assets as of March 31, 2018. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

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CONTACTS
Jeff Dietert (investors)	Rosy Zuklic (investors)	Dennis Nuss (media)
832-765-2297	832-765-2297	832-765-1850
jeff.dietert@p66.com	rosy.zuklic@p66.com	dennis.h.nuss@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms adjusted earnings, adjusted earnings per share, and adjusted net income. These are non-GAAP financial measures that are included to help facilitate comparisons of company operating performance across periods and with peer companies, by excluding items that do not reflect the core operating results of our businesses in the current period. This release includes realized refining margin, a non-GAAP financial measure that demonstrates how well we performed relative to benchmark industry margins. This release also includes a debt-to-capital ratio excluding PSXP. This non-GAAP measure is provided to differentiate the capital structure of Phillips 66 compared with that of Phillips 66 Partners.

References in the release to earnings refer to net income attributable to Phillips 66. References to adjusted earnings refer to earnings excluding special items, as detailed in the tables to this release. References to net income are inclusive of noncontrolling interests.

Phillips 66 Reports First-Quarter Earnings of $524 Million (Adjusted Earnings of $512 Million)

	Millions of Dollars
	Except as Indicated
	2018	2017
	Q1	Q4	Q1
Reconciliation of Earnings to Adjusted Earnings
Consolidated Earnings	$524	3,198	535
Pre-tax adjustments:
Pension settlement expense	—	7	—
Impairments by equity affiliates	—	31	33
Certain tax impacts	(15)	(23)	—
Gain on consolidation of business	—	—	(423)
Hurricane-related costs	—	140	—
Tax impact of adjustments*	3	(70)	149
U.S. tax reform	—	(2,735)	—
Adjusted earnings	$512	548	294
Earnings per share of common stock (dollars)	$1.07	6.25	1.02
Adjusted earnings per share of common stock (dollars)†	$1.04	1.07	0.56
Reconciliation of Net Income to Adjusted Net Income by Segment
Midstream Net Income	$233	139	112
Pre-tax adjustments:
Pension settlement expense	—	1	—
Hurricane-related costs	—	6	—
Tax impact of adjustments*	—	(4)	—
Adjusted net income	$233	142	112
Chemicals Net Income	$232	27	181
Pre-tax adjustments:
Impairments by equity affiliates	—	31	33
Hurricane-related costs	—	122	—
Tax impact of adjustments*	—	(59)	(13)
Adjusted net income	$232	121	201
Refining Net Income	$91	371	259
Pre-tax adjustments:
Gain on consolidation of business	—	—	(423)
Certain tax impacts	(2)	(23)	—
Pension settlement expense	—	5	—
Hurricane-related costs	—	12	—
Tax impact of adjustments*	—	(7)	162
Adjusted net income (loss)	$89	358	(2)
Marketing and Specialties Net Income	$184	123	141
Pre-tax adjustments:
Pension settlement expense	—	1	—
Certain tax impacts	(13)	—	—
Tax impact of adjustments*	3	—	—
Adjusted net income	$174	124	141
Corporate and Other Net Income (Loss)	$(155)	2,595	(130)
U.S. tax reform	(7)	(2,735)	—
Adjusted net income (loss)	$(162)	(140)	(130)
*We generally tax effect taxable U.S.-based special items using a combined federal and state statutory income tax rate of approximately 25 percent beginning in 2018, and approximately 38 percent for periods prior to 2018. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.

†Weighted-average diluted shares outstanding and income allocated to participating securities, if applicable, in the adjusted earnings per share calculation are the same as those used in the GAAP diluted earnings per share calculation.

Phillips 66 Reports First-Quarter Earnings of $524 Million (Adjusted Earnings of $512 Million)

	Millions of Dollars
	March 31, 2018
Debt-to-Capital Ratio
	Phillips 66 Consolidated	PSXP*	Phillips 66 Excluding PSXP
Total Debt	$11,621	2,946	8,675
Total Equity	24,300	2,343	21,957
Debt-to-Capital Ratio	32%		28%
Total Cash	$842	167	675
Net-Debt-to-Capital Ratio	31%		27%
*PSXP's third-party debt and Phillips 66's noncontrolling interests attributable to PSXP.